EXHIBIT 10.1

ASSET PURCHASE AGREEMENT

by and among

Ranger Energy Investments, LLC

National Coal Corporation,

a Tennessee Corporation

National Coal Corp.,

a Florida Corporation

Dated April 8, 2010

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (“Agreement”) is dated April 8, 2010, by and among Ranger Energy Investments, LLC, a Delaware limited liability company (“Buyer”); National Coal Corporation, a Tennessee corporation (“Seller”); National Coal Corp., a Florida corporation (“Shareholder”).

RECITALS

A. Shareholder owns all of the shares of the common stock, no par value, of Seller.

B. The Seller, among other things, is engaged in the business of mining coal and activities directly or indirectly relating thereto at Seller’s Baldwin operations located in Campbell County and Anderson County, Tennessee.

C. The Seller desires to sell to the Buyer all right, title and interest of the Seller in and to the Assets (defined below), for the consideration and upon the terms and conditions hereinafter set forth.

D. The Buyer desires to purchase the Assets and assume the Assumed Liabilities (defined below) from the Seller, and the Seller desires to sell, convey, assign and transfer to the Buyer, the Assets together with the Assumed Liabilities, all in the manner and subject to the terms and conditions set forth in this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements set forth herein and of good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, agree as follows:

Article 1 Definitions and Usage

1.1 Definitions.

For purposes of this Agreement, the following terms and variations thereof have the meanings specified or referred to in this Section 1.1:

“Appurtenances”—the privileges, rights, easements, hereditaments, surface rights and appurtenances belonging to or for the benefit of the Land (specifically excluding any such appurtenances related to the real property associated with the Rail Line), including all easements appurtenant to and for the benefit of any Land (a “Dominant Parcel”) for, and as the primary means of access between, the Dominant Parcel and a public way, or for any other use upon which lawful use of the Dominant Parcel for the purposes for which it is presently being used is dependent, and all rights existing in and to any streets, alleys, passages and other rights-of-way included thereon or adjacent thereto (before or after vacation thereof) and vaults beneath any such streets. Appurtenances shall be deemed to include an easement from the surface owner above the Mineral Rights, in form and substance satisfactory to Buyer, and the buy back provisions set forth in Exhibit C to that certain Limited Warranty Deed, dated July 21, 1994, between Tennessee Mining, Inc. and Champion International Corporation. These rights are defined herein as the Coal Mineral Rights.

“Assets”—as defined in Section 2.1.

“Assignment and Assumption Agreement”—as defined in Section 2.7(a)(ii).

“Assignment of Permits Agreement” –as defined in Section 2.7(a)(iii).

“Assumed Liabilities”—as defined in Section 2.4.

“Best Efforts”—the efforts that a prudent Person desirous of achieving a result would use in similar circumstances to achieve that result as expeditiously as possible without the expenditure of money or the incurrence or continuance of any liability not agreed to by such Person in its sole discretion.

“Bill of Sale”—as defined in Section 2.7(a)(i).

“Board”—means the board of directors of Shareholder.

“Breach”—any breach of, or any material inaccuracy in, any representation or warranty as of the Closing or any breach of, or failure to perform or comply with, any covenant or obligation, in or of this Agreement or any other Contract, or any event which with the passing of time or the giving of notice, or both, would constitute such a breach, inaccuracy or failure.

“Business Day”—any day other than (a) Saturday or Sunday or (b) any other day on which banks in Tennessee are permitted or required to be closed.

“Buyer”—as defined in the first paragraph of this Agreement.

“Buyer Indemnified Persons”—as defined in Section 11.2.

“Centaurus”— Centaurus Energy Master Fund, LP.

“Closing”—as defined in Section 2.6.

“Closing Date”—the date on which the Closing actually takes place.

“Coal Inventories” —as defined in Section 2.1(h).

“Coal Mineral Rights”—as defined in Section 2.7(a)(v).

“Code”—the Internal Revenue Code of 1986, as amended.

“Consent”—any approval, consent, ratification, waiver or other authorization.

“Contemplated Transactions”—all of the transactions contemplated by any of the Transaction Documents.

“Contract”—any agreement, contract, lease, consensual obligation, promise or undertaking (whether written or oral and whether express or implied), whether or not legally binding.

“Credit Agreement” – means that certain Revolving Credit Agreement, dated April 9, 2009, among Shareholder, Seller and Centaurus, by assignment, and all documents related thereto or consummated contemporaneously therewith.

“Damages”—as defined in Section 11.2.

“Disclosure Letter”—the disclosure letter delivered by Seller and Shareholder to Buyer concurrently with the execution and delivery of this Agreement.

“Encumbrance”—any charge, claim, condition, equitable interest, lien, option, pledge, security interest, mortgage, right of way, easement, encroachment, servitude, right of first option, right of first refusal or similar restriction, including any restriction on use, voting (in the case of any security or equity interest), transfer, receipt of income or exercise of any other attribute of ownership.

“Environment”—soil, land surface or subsurface strata, surface waters (including navigable waters and ocean waters), groundwaters, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life and any other environmental medium or natural resource.

“Environmental, Health and Safety Liabilities”—any cost, damages, claim, judgment, expense, fine, penalty, loss, liability, obligation or other responsibility arising from or under any Environmental Law or Occupational Safety and Health Law, including those consisting of or relating to:

(a) any environmental, health or safety matter or condition (including on-site or off-site contamination, occupational safety and health and regulation of any chemical substance or product);

(b) any fine, penalty, judgment, award, settlement, legal or administrative proceeding, damages, loss, claim, demand or response, remedial or inspection cost or expense arising under any Environmental Law or Occupational Safety and Health Law;

(c) financial responsibility under any Environmental Law or Occupational Safety and Health Law for cleanup costs or corrective action, including any cleanup, removal, containment or other remediation or response actions (“Cleanup”) required by any Environmental Law or Occupational Safety and Health Law (whether or not such Cleanup has been required or requested by any Governmental Body or any other Person) and for any natural resource damages; or

(d) any other compliance, corrective or remedial measure required under any Environmental Law or Occupational Safety and Health Law.

The terms “removal,” “remedial” and “response action” include the types of activities covered by the United States Comprehensive Environmental Response, Compensation and Liability Act of 1980 (CERCLA).

(e) “Environmental Law”—any Legal Requirement pertaining to the protection, preservation or conservation of the Environment; the generation, use, storage, transportation, disposal or Release of any Hazardous Material; or the protection or preservation of public or employee health and safety, including but not limited to the Surface Mining Control and Reclamation Act of 1977, as amended, 30 U.S.C. § 1201 et seq. (“SMCRA”), the Mine Safety and Health Act of 1977, as amended, 30 U.S.C. § 801 et seq., the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, 42 U.S.C. § 9601 et seq. (“CERCLA”), the Resources Conservation and Recovery Act of 1976, as amended, 42 U.S.C. § 6901 et seq. (“RCRA”), the Emergency Planning and Community Right to Know Act, 42 U.S.C. § 11001 et seq. (“EPCRA”), the Clean Air Act, as amended, 42 U.S.C. § 7401 et seq., the Federal Water Pollution Act, as amended, 33 U.S.C. § 1251 et seq., the Toxic Substances Control Act, as amended, 15 U.S.C. § 2601 et seq. (“TSCA”), the Safe Drinking Water Act, as amended, 42 U.S.C. § 300F et seq., the Hazardous Materials Transportation Act, 49 U.S.C. § 5101 et seq., and any similar federal, state, or local laws, statutes, ordinances, common law, rules, or regulations.

“Excluded Assets” – as defined in Section 2.2.

“Facilities”—the real property Improvements and fixtures currently owned or operated by Seller in Anderson County, Tennessee including the Baldwin Preparation Plant, the 5A mine operations (excluding real property interests associated with the 5A mine, which will be included in the Mineral Lease) and the Tangible Personal Property specified in Part 2.1(b) used or operated by Seller at the respective locations of the Real Property specified in Part 3.4.

“Fee Simple Land” –as defined in the definition of “Land”.

“Georgia Power Contract” – means that certain Coal Purchase and Sale Agreement, dated April 1, 2008, among Georgia Power Company, Seller, and Converse and Company, Inc., as amended by that certain amendment, dated February 25, 2010.

“Governing Documents”—with respect to any particular entity, (a) if a corporation, the articles or certificate of incorporation and the bylaws; (b) if a general partnership, the partnership agreement and any statement of partnership; (c) if a limited partnership, the limited partnership agreement and the certificate of limited partnership; (d) if a limited liability company, the articles of organization and operating agreement; (e) if another type of Person, any other charter or similar document adopted or filed in connection with the creation, formation or organization of the Person; (f) all equityholders’ agreements, voting agreements, voting trust agreements, joint venture agreements, registration rights agreements or other agreements or documents relating to the organization, management or operation of any Person or relating to the rights, duties and obligations of the equityholders of any Person; and (g) any amendment or supplement to any of the foregoing.

“Governmental Authorization”—any Consent, license, registration or permit issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement, including mining permits, related to the Real Property and the business conducted thereon.

“Governmental Body”—any federal, state, local, municipal, or foreign court, administrative agency, commission, governmental or regulatory authority of competent jurisdiction, or any non-governmental self-regulatory agency, commission or authority having (through authority granted by a governmental agency or commission) the force of law.

“Hazardous Activity”—the distribution, generation, handling, importing, management, manufacturing, processing, production, refinement, Release, storage, transfer, transportation, treatment or use (including any withdrawal or other use of groundwater) of any Hazardous Material in, on, under, about or from any of the Facilities or any part thereof.

“Hazardous Material”—any substance or material that is designated or defined (either by inclusion on a list or by reference to characteristics), or regulated by any Governmental Body, as hazardous, toxic, or dangerous, or as a pollutant, contaminant, or waste, under any Environmental Law, and including petroleum, petroleum products, asbestos, asbestos-containing material, urea formaldehyde and polychlorinated biphenyls other than materials used and stored in compliance with Legal Requirements.

“Improvements”—all buildings, structures, fixtures, Facilities, refuse areas, impoundments and other real estate improvements located on (i) the Land specifically to exclude any such improvements located on the real property constituting the Rail Line or (ii) otherwise included in the Assets, including those under construction.

“Indemnified Person”—as defined in Section 11.4.

“Indemnifying Person”—as defined in Section 11.5.

“Indenture” means that certain Indenture of the Shareholder, dated as of December 29, 2005, governing the terms of Shareholder’s 10.5% notes, due December 2010.

“IRS”—the United States Internal Revenue Service and, to the extent relevant, the United States Department of the Treasury.

“Knowledge”—an individual will be deemed to have Knowledge of a particular fact or other matter if:

(a) that individual is actually aware of that fact or matter; or

(b) a prudent individual could be expected to discover or otherwise become aware of that fact or matter in the course of conducting a reasonably comprehensive investigation regarding the accuracy of any representation or warranty contained in this Agreement.

A Person (other than an individual) will be deemed to have Knowledge of a particular fact or other matter if any individual who is serving as a director, officer, partner, executor or trustee of that Person (or in any similar capacity) has, or at any time had, Knowledge of that fact or other matter (as set forth above).

“Land”—the parcels and tracts of land located in (1) Anderson County Tennessee and (2) that certain portion of land in Campbell County, Tennessee on and under which is located Mine 5A, in each case as set forth on Part 3.4 which shall denote whether such Land (i) is held by Seller in fee simple (the “Fee Simple Land”) or (ii) consists of mineral rights (the “Mineral Rights”). The Land shall not include the rail line owned by NC Railroad, Inc. as described in that certain deed from Tennessee Railway Company, dated February 27, 2006, and recorded in Book 1506, Pages 461-468, in the Register’s Office for Anderson County, Tennessee (the “Rail Line”).

“Legal Requirement”—any federal, state, local, municipal, foreign, international, multinational or other constitution, law, ordinance, principle of common law, code, regulation, rule, statute or treaty.

“Liability”—with respect to any Person, any liability or obligation of such Person of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise, and whether or not the same is required to be accrued on the financial statements of such Person.

“Material Consents”—as defined in Section 3.2(c).

“Mineral Lease” – That certain lease agreement, dated             , 2010, between Seller and Buyer granting a leasehold interest in the Mineral Rights.

“Mineral Rights” –as defined in the definition of “Land”.

“Occupational Safety and Health Law”—any Legal Requirement designed to provide safe and healthful working conditions and to reduce occupational safety and health hazards, including the Occupational Safety and Health Act, the Mine Safety and Health Act, and the rules and regulations promulgated thereunder, any similar federal, state, or local law, rule, or regulation, and any program, whether governmental or private (such as those promulgated or sponsored by industry associations and insurance companies), designed to provide safe and healthful working conditions.

“Order”—any order, injunction, judgment, decree, ruling, assessment or arbitration award of any Governmental Body or arbitrator.

“Ordinary Course of Business”—an action taken by a Person will be deemed to have been taken in the Ordinary Course of Business only if that action:

(a) is consistent in nature, scope and magnitude with the past practices of such Person and is taken in the ordinary course of the normal, day-to-day operations of such Person;

(b) does not require authorization by the board of directors or owners of such Person (or by any Person or group of Persons exercising similar authority) and does not require any other separate or special authorization of any nature; and

(c) is similar in nature, scope and magnitude to actions customarily taken, without any separate or special authorization, in the ordinary course of the normal, day-to-day operations of other Persons that are in the same line of business as such Person.

“Part”—a part or section of the Disclosure Letter.

“Payables” –as defined in Section 2.3.

“Permitted Encumbrances”— shall mean (i) liens for ad valorem taxes and other inchoate statutory liens not yet delinquent (ii) private, public and utility easements, rights of way and roads and highways, encroachments, restrictions, conditions and other similar encumbrances incurred or suffered in the ordinary course of the coal mining business, which do not materially impair extraction of coal, (iii) Governmental Authorizations, (iv) the rights of the owners of natural gas or minerals other than coal in the Real Property; and (iv) the liens arising under any surety agreement of any of Seller or Shareholder in connection with any of the permits or bonds described on Part 3.5.

“Person”—an individual, partnership, corporation, business trust, limited liability company, limited liability partnership, joint stock company, trust, unincorporated association, joint venture or other entity or a Governmental Body.

“Proceeding”—any action, arbitration, audit, hearing, investigation, litigation or suit (whether civil, criminal, administrative, judicial or investigative, whether formal or informal, whether public or private) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

“Premium Coal Contract” –means that certain Purchase Order No. 34596 between Buyer and Seller dated September 21, 2009.

“Property Tax Payment” – is that certain amount of money equal to the non-delinquent real estate taxes accrued as of Closing (based on a 365 day pro-ration between Seller and Buyer) for the 2010 taxable year based on the most recent available tax duplicate. Any delinquent real estate taxes and any penalties or interest thereon outstanding as of Closing will be satisfied by Seller.

“Purchase Price”—as defined in Section 2.3.

“Real Property”—the Land (including the Fee Simple Land and the Mineral Rights), the Improvements located on the Land, the Facilities and all Appurtenances thereto, including the Coal Mineral Rights.

“Record”—information that is inscribed on a tangible medium or that is stored in an electronic or other medium and is retrievable in perceivable form.

“Related Person”—

With respect to a particular individual:

(a) each other member of such individual’s Family;

(b) any Person that is directly or indirectly controlled by any one or more members of such individual’s Family;

(c) any Person in which members of such individual’s Family hold (individually or in the aggregate) a Material Interest; and

(d) any Person with respect to which one or more members of such individual’s Family serves as a director, officer, partner, executor or trustee (or in a similar capacity).

With respect to a specified Person other than an individual:

(a) any Person that directly or indirectly controls, is directly or indirectly controlled by or is directly or indirectly under common control with such specified Person;

(b) any Person that holds a Material Interest in such specified Person;

(c) each Person that serves as a director, officer, partner, executor or trustee of such specified Person (or in a similar capacity);

(d) any Person in which such specified Person holds a Material Interest; and

(e) any Person with respect to which such specified Person serves as a general partner or a trustee (or in a similar capacity).

For purposes of this definition, (a) “control” (including “controlling,” “controlled by,” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and shall be construed as such term is used in the rules promulgated under the Securities Act; (b) the “Family” of an individual includes (i) the individual, (ii) the individual’s spouse, (iii) any other natural person who is related to the individual or the individual’s spouse within the second degree and (iv) any other natural person who resides with such individual; and (c) “Material Interest” means direct or indirect beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of voting securities or other voting interests representing at least ten percent (10%) of the outstanding voting power of a Person or equity securities or other equity interests representing at least ten percent (10%) of the outstanding equity securities or equity interests in a Person.

“Release”—any release, spill, emission, leaking, pumping, pouring, dumping, emptying, injection, deposit, disposal, discharge, dispersal, leaching or migration on or into the Environment or into or out of any property, whether intentional or unintentional.

“Representative”—with respect to a particular Person, any director, officer, manager, employee, agent, consultant, advisor, accountant, financial advisor, legal counsel or other representative of that Person.

“Seller”—as defined in the first paragraph of this Agreement.

“Seller Contract” —means those Contracts described on Part 3.9(a).

“Seller Indemnified Persons”—as defined in Section 11.3.

“Shareholder”—as defined in the first paragraph of this Agreement.

“Tangible Personal Property”—all machinery, equipment, tools, furniture, office equipment, computer hardware, supplies, materials, vehicles and other items of tangible personal property of every kind (other than coal inventory) owned or leased by Seller related to Seller’s Anderson County and Mine 5A operations (including the Baldwin Preparation Plant), together with any express or implied warranty by the manufacturers or seller or lessors of any item or component part thereof and all maintenance records and other documents relating thereto and along with any necessary software or other licenses needed to operate such Tangible Personal Property.

“Tax”—any federal, state, local or non-U.S. income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental (including taxes under Code § 59A), windfall profit, customs duties, vehicle, airplane, boat, vessel or other title or registration, capital stock, franchise, profits, employees’ income withholding, foreign or domestic withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, value added, alternative or add-on minimum, estimated or other tax, fee, assessment, levy, tariff, charge or duty of any kind whatsoever, whether computed on a separate or consolidated, unitary or combined basis or in any other manner, and any interest, penalty, addition or additional amount thereon imposed, assessed or collected by or under the authority of any Governmental Body or payable under any tax-sharing agreement or any other Contract, whether disputed or not and including any obligation to indemnify or otherwise assume or succeed to the Tax liability of any other Person.

“Third Party”—a Person that is not a party to this Agreement.

“Third-Party Claim”—any claim against any Indemnified Person by a Third Party, whether or not involving a Proceeding.

“Transaction Documents” —means this Agreement and all exhibits and schedules thereto and hereto and any other documents or agreements executed in connection with the transactions contemplated hereunder.

“Trustee Documents”—means those certain certificates, opinions and consents delivered to or by Wells Fargo National Bank, N.A., as trustee for the lenders under the Indenture in connection with the Contemplated Transactions

1.2 Usage.

(a) Interpretation. In this Agreement, unless a clear contrary intention appears:

(i) the singular number includes the plural number and vice versa;

(ii) reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are not prohibited by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually;

(iii) reference to any gender includes each other gender;

(iv) reference to any agreement, document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof;

(v) reference to any Legal Requirement means such Legal Requirement as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder, and reference to any section or other provision of any Legal Requirement means that provision of such Legal Requirement from time to time in effect and constituting the substantive amendment, modification, codification, replacement or reenactment of such section or other provision;

(vi) “hereunder,” “hereof,” “hereto,” and words of similar import shall be deemed references to this Agreement as a whole and not to any particular Article, Section or other provision hereof;

(vii) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding such term;

(viii) “or” is used in the inclusive sense of “and/or”;

(ix) with respect to the determination of any period of time, “from” means “from and including” and “to” means “to but excluding”; and

(x) references to documents, instruments or agreements shall be deemed to refer as well to all addenda, exhibits, schedules or amendments thereto.

(b) Accounting Terms and Determinations. Unless otherwise specified herein, all accounting terms used herein shall be interpreted and all accounting determinations hereunder shall be made in accordance with United States generally accepted accounting principles applied on a consistent basis during the periods involved.

(c) Legal Representation of the Parties. This Agreement was negotiated by the parties with the benefit of legal representation, and any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any party shall not apply to any construction or interpretation hereof.

Article 2 Sale and Transfer of Assets; Closing.

2.1 Assets To Be Sold.

Upon the terms and subject to the conditions set forth in this Agreement, at the Closing Seller shall sell, convey, assign, transfer and deliver to Buyer, and Buyer shall purchase and acquire from Seller, free and clear of any Encumbrances other than Permitted Encumbrances, all of Seller’s right, title and interest in and to the following Assets:

(a) the Real Property constituting the Baldwin Preparation Plant as shown on Exhibit 2.1(a);

(b) the Tangible Personal Property, including that described in Part 2.1(b);

(c) the Seller Contracts listed in Part 3.9(a);

(d) all Governmental Authorizations and all pending applications therefor or renewals thereof listed in Part 3.7(b); and

(e) certain data and Records related solely to the Assets, including research and development reports and Records, production reports and Records, service and warranty Records, equipment logs, operating guides and manuals, studies, reports, and other similar documents and Records;

(f) all insurance benefits, including rights and proceeds, arising from or relating to the Assets or the Assumed Liabilities prior to the Effective Time, unless expended in accordance with this Agreement;

(g) all claims of Seller against third parties to the extent relating to the Assets, whether choate or inchoate, known or unknown, contingent or noncontingent, including all such claims listed in Part 2.1(g);

(h) all extracted, unsold coal inventory, located at the Baldwin Preparation Plant, including stockpiled coal inventory, existing as of the Closing, including coal delivered thereto pursuant to the Premium Coal Contract but excluding all other coal delivered thereto by Premium (the “Coal Inventories”); and

(i) a leasehold interest in the Mineral Rights pursuant to the terms of the Mineral Lease, in form and substance substantially identical to Exhibit 2.1(i).

All of the property and assets to be transferred to Buyer hereunder are herein referred to collectively as the “Assets.”

Notwithstanding the foregoing, the transfer of the Assets pursuant to this Agreement shall not include the assumption of any Liability related to the Assets unless Buyer expressly assumes that Liability pursuant to Section 2.4.

2.2 Excluded Assets.

Notwithstanding anything to the contrary contained in Section 2.1 or elsewhere in this Agreement, the following assets of Seller (collectively, the “Excluded Assets”) are not part of the sale and purchase contemplated hereunder, are excluded from the Assets and shall remain the property of Seller after the Closing:

(a) all minute books, stock Records and corporate seals;

(b) the shares of capital stock of Seller;

(c) all insurance policies and any rights or claims thereunder (except to the extent specified in Section 2.1(f));

(d) all personnel Records and other Records that Seller is required by law to retain in its possession;

(e) all claims for refund of Taxes and other governmental charges of whatever nature;

(f) any and all prepaid items, deposits, and retainers, excepting prepaid royalties;

(g) all performance bonds for reclamation or otherwise, surety bonds or escrow agreements and any payment or prepayments made with respect to, or certificates of deposit or other sums or amounts or assets posted by the Seller to secure any of the foregoing for reclamation or otherwise;

(h) all deposits and bonds;

(i) the Rail Line;

(j) all surface rights owned by Seller in Anderson County other than the Fee Simple Land;

(k) all rights of Seller under this Agreement, the Bill of Sale, the Assignment and Assumption Agreement and the Assignment of Permits;

(l) intentionally deleted; and

(m) the property and assets expressly designated in Part 2.2(m).

2.3 Consideration.

(a) The consideration for the Assets (the “Purchase Price”) will be (a) an amount in cash equal to the difference between Ten Million Dollars ($10,000,000.00) and the Payables; (b) assumption by Buyer of trade payables (the “Payables”) owed by Seller to Premium as of the Closing, which amount shall be reasonably determined by Premium on the Closing Date; (c) payment to Seller from Buyer of $3.00 per ton for each ton of coal purchased from Buyer by Georgia Power under the Georgia Power Contract to be paid in accordance with paragraph (b) below; and; (d) an amount in cash equal to $55 per ton of raw Coal Inventories plus $60 per ton of clean Coal Inventories with the amount of each to be determined by Buyer and Seller, jointly, or by use of a qualified surveyor and engineer, if the parties can not agree, with the cost for such experts to be split by the parties.

(b) Georgia Power Contract Override.

(i) Overriding Royalty. Buyer agrees to pay to Seller an overriding royalty of Three Dollars ($3.00) for each ton of two thousand (2,000) pounds of coal (collectively, the “Coal”) which is paid for by Georgia Power Company under the Georgia Power Contract (the “Overriding Royalty”). The Overriding Royalty shall be based upon the tons of coal purchased and paid for by Georgia Power Company in accordance with the terms of the Georgia Power Contract. On or before the twentieth (20th) day of the following calendar month, Buyer shall deliver to Seller a statement or report showing the quantity of Coal paid for by Georgia Power Company during the preceding month pursuant to the Georgia Power Contract, together with payment for the amount of Overriding Royalty then due. To the extent that the Georgia Power Contract has not been assigned to Buyer, Seller shall have the right to obtain the Overriding Royalty from Converse and Company, Inc. directly, subject to Section 10.7. Prior to such assignment, Buyer shall have no obligation to pay the Overriding Royalty and Seller shall look solely to Converse and Company, Inc. for payment of an amount equal to the Overriding Royalty, which Buyer shall not contest, subject to the terms of Section 10.7.

(ii) Final Overriding Royalty. If the Georgia Power Contract is terminated, surrendered, cancelled or rescinded, due to breach by Buyer (not as the result of prior breaches by Seller) or other affirmative action of Buyer, prior to the expiration of its term or prior to supplying the quantity of coal required to be supplied by the agreement as of the Closing Date (the “Required Quantity”, which such amount may not be reduced by any amendment or waiver of any provision of the Georgia Power Contract), Buyer shall pay to Seller the Overriding Royalty on the difference between the amount of Coal actually supplied under the Georgia Power Contract and the Required Quantity (“Final Overriding Royalty”). Buyer shall pay the Final Overriding Royalty within twenty (20) days of the date of such termination, surrender, cancellation, rescission or modification of the Georgia Power Contract.

(iii) Right of Audit. Seller and its agents shall have the right, upon reasonable written notice, to audit the books and records of Buyer related to the Georgia Power Contract to determine compliance with the terms of this Agreement. Buyer shall make available such books and records at all reasonable times during regular business hours.

(iv) Interest. Buyer shall pay to Seller interest at the rate of twelve (12%) percent per annum for any amounts not paid when due under this paragraph (b) until payment thereof. Interest on any late payment shall be due and payable ten (10) days from the date of any statement or invoice therefore. The rights afforded to Seller in this paragraph (b) are in addition to any other rights or remedies available at law or in equity.

2.4 Assumed Liabilities. On the Closing Date, Buyer shall assume and agree to discharge only the following Liabilities of Seller (the “Assumed Liabilities”):

(i) all Liability under the Seller Contracts arising out of performance to be completed after the Closing pursuant to the terms of the Seller Contracts, excluding any such obligations arising or to be performed prior to the Closing or arising from any Breach by Seller of any Seller Contract before the Closing;

(ii) all Liability under the Governmental Authorizations; provided, however, that the Seller and its Affiliates shall retain the Liability for any violations, fines and penalties to the extent arising out of notices of violation, notices of non-compliance or orders, in each case issued prior to the Closing (subject to Buyer’s obligations pursuant to the Assignment of Permits); and

(iii) any Liability of Seller described in Part 2.4(iii).

2.5 Allocation.

The Purchase Price (and all other capitalized costs) shall be allocated in accordance with Exhibit 2.5. After the Closing, the parties shall make consistent use of the allocation, fair market value and useful lives specified in Exhibit 2.5 for all Tax purposes and in all filings, declarations and reports with the IRS and any other Governmental Body in respect thereof, including the reports required to be filed under Section 1060 of the Code. Buyer shall prepare and deliver IRS Form 8594 to Seller within forty-five (45) days after the Closing Date to be filed with the IRS. In any Proceeding related to the determination of any Tax, neither Buyer, Seller, nor Shareholder shall contend or represent that such allocation is not a correct allocation.

2.6 Closing.

The purchase and sale provided for in this Agreement (the “Closing”) shall take place at the offices of Buyer’s counsel at 250 West Main Street, Lexington, Kentucky 40507 as soon as practicable after satisfaction or waiver of all conditions precedent listed in Article 7 and Article 8, unless Buyer and Seller otherwise agree, but in no event later than April 15, 2010. Subject to the provisions of Article 9, failure to consummate the purchase and sale provided for in this Agreement on the date and time and at the place determined pursuant to this Section 2.6 will not result in the termination of this Agreement and will not relieve any party of any obligation under this Agreement, including the obligation to consummate the sale as set forth above. In such a situation, the Closing will occur as soon as practicable, subject to Article 9.

2.7 Closing Obligations.

In addition to any other documents to be delivered under other provisions of this Agreement, at the Closing:

(a) Seller and Shareholder, as the case may be, shall deliver to Buyer together with funds sufficient to pay all Taxes, if any, imposed on Seller in connection with the transfer of the Real Property and the other Assets:

(i) a bill of sale for all of the Assets that are Tangible Personal Property in the form of Exhibit 2.7(a)(i) (the “Bill of Sale”) executed by Seller;

(ii) an assignment of all of the Assets that are intangible personal property in the form of Exhibit (ii), which assignment shall also contain Buyer’s undertaking and assumption of the Assumed Liabilities (the “Assignment and Assumption Agreement”) executed by Seller;

(iii) an Assignment of Permits Agreement in the form attached hereto as Exhibit 2.7(a)(iii) (the “Assignment of Permits Agreement”) executed by Seller together with any payment due thereunder;

(iv) for each interest in Real Property identified on Part 3.4, other than the Mineral Rights, a recordable special warranty deed, each in form and substance satisfactory to Buyer and its counsel and executed by Seller and an executed copy of the Mineral Lease in form and substance satisfactory to Buyer and an executed, recordable short form of the Mineral Lease;

(v) a Partial Assignment of Coal Mineral Rights which shall include assignment of all repurchase rights held by Buyer regarding the surface over the Real Property and a prospective assignment of an easement to be obtained from the surface owner of the Real Property (collectively, and as further described in the definition of “Appurtenances”, the “Coal Mineral Rights”) in the form attached hereto as Exhibit 2.7(a)(v) (the “Assignment of Coal Mineral Rights”) executed by Seller;

(vi) such other deeds, bills of sale, assignments, certificates of title, documents and other instruments of transfer and conveyance as may reasonably be requested by Buyer, each in form and substance satisfactory to Buyer and its legal counsel and Seller and its legal counsel and executed by Seller,

(vii) intentionally deleted;

(viii) the Trustee Documents;

(ix) a certificate executed by Seller and Shareholder as to the accuracy of their representations and warranties, as of the Closing in accordance with Section 7.1 and as to their compliance with and performance of their covenants and obligations to be performed or complied with at or before the Closing;

(x) a certificate of the Secretary of Seller certifying, as complete and accurate as of the Closing, attached copies of the Governing Documents of Seller, certifying and attaching all requisite resolutions or actions of Seller’s board of directors, the Board and Shareholder approving the execution and delivery of this Agreement and the consummation of the Contemplated Transactions and certifying to the incumbency and signatures of the officers of Seller executing this Agreement and any other document relating to the Contemplated Transactions;

(xi) mortgage, lien releases and consents to lease and subordination, non-disturbance and attornment agreements, executed by the necessary parties, necessary for the conveyance of the Assets and execution of the Mineral Lease free and clear of Encumbrances; and

(xii) an assignment of the Railroad Transportation Contract between Seller and R. J. Corman Railroad in a form approved by Buyer and a Track Use Agreement between Seller and Buyer (the “Track Use Agreement”) in a form approved by Buyer, each executed by Seller.

(b) Buyer shall deliver to Seller and Shareholder, as the case may be:

(i) an amount in cash equal to the difference between (a) Ten Million Dollars ($10,000,000.00) and (b) the Payables plus payment for the Coal Inventories as agreed to by the parties or as determined by the surveyor and engineer, by wire transfer pursuant to a funds flow memorandum agreed upon by Buyer and Seller prior to the Closing Date;

(ii) an assumption of the Payables and release by Premium of such Payables with respect to Seller and termination of the Premium Coal Contract in the form attached hereto as Exhibit 2.7(b)(ii);

(iii) the Assignment and Assumption Agreement executed by Buyer;

(iv) the Assignment of Permits Agreement executed by Buyer;

(v) the Assignment of Coal Mineral Rights executed by Buyer;

(vi) an executed copy of the Mineral Lease and an executed, recordable short form of the Mineral Lease;

(vii) an assignment of the Railroad Transportation Contract between Seller and R. J. Corman Railroad in a form approved by Buyer and the Track Use Agreement in a form approved by Buyer, each executed by Buyer;

(viii) a certificate executed by Buyer as to the accuracy of its representations and warranties as of the Closing in accordance with Section 8.1 and as to its compliance with and performance of its covenants and obligations to be performed or complied with at or before the Closing; and

(ix) a certificate of the Secretary of Buyer certifying, as complete and accurate as of the Closing, attached copies of the Governing Documents of Buyer, certifying and attaching all requisite resolutions or actions of Buyer’s board of managers approving the execution and delivery of this Agreement and the consummation of the Contemplated Transactions and certifying to the incumbency and signatures of the officers of Buyer executing this Agreement and any other Transaction Document.

Article 3 Representations and Warranties of Seller and Shareholder.

Seller and Shareholder jointly and severally, make the following representations and warranties to Buyer as of the Closing.

3.1 Organization And Good Standing.

(a) Seller is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, with full corporate power and authority to conduct its business as it is now being conducted, to own or use the properties and assets that it purports to own or use, and to perform all its obligations under the Seller Contracts.

3.2 Enforceability; Authority; No Conflict.

(a) This Agreement constitutes the legal, valid and binding obligation of Seller and Shareholder, enforceable against each of them in accordance with its terms. Upon the execution and delivery by Seller and Shareholder of the Bill of Sale, the Assignment and Assumption Agreement, the deeds, the Mineral Lease, the Assignment of Permits and each other agreement to be executed or delivered by any or all of Seller and Shareholder at the Closing (collectively, the “Seller’s Closing Documents”), each of Seller’s Closing Documents will constitute the legal, valid and binding obligation of each of Seller and the Shareholder, enforceable against each of them in accordance with its terms, subject to applicable bankruptcy, insolvency and other similar laws affecting the enforceability of creditors’ rights generally, general equitable principles and the discretion of courts in granting equitable remedies. Seller has all requisite corporate power and authority to execute and deliver this Agreement and the Seller’s Closing Documents to which it is a party and to perform its obligations under this Agreement and the Seller’s Closing Documents, and such action has been duly authorized by all necessary action by Seller’s board of directors, Shareholder and the Board. Shareholder has all necessary legal capacity to enter into this Agreement and the Seller’s Closing Documents to which Shareholder is a party and to perform its obligations hereunder and thereunder.

(b) Except as set forth in Part 3.2(b), neither the execution and delivery of this Agreement nor the consummation or performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time):

(i) Breach (A) any provision of any of the Governing Documents of Seller or (B) any resolution adopted by the board of directors or the Shareholder of Seller;

(ii) Breach any Legal Requirement or any Order to which Seller or any Shareholder, or any of the Assets, may be subject;

(iii) Breach any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or payment under, or to cancel, terminate or modify, any Contract;

(iv) Result in any shareholder of the Seller or the Shareholder having the right to exercise dissenters’ appraisal rights or other remedies; or

(v) Result in the imposition or creation of any Encumbrance upon or with respect to any of the Assets.

(c) Except as set forth in Part 3.2(c) (the “Material Consents”), neither Seller nor any Shareholder is required to give any notice to or obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

3.3 Location Of Assets.

Except as set forth in Part 3.3, the Assets constitute all of the real and personal property necessary to operate Seller’s business in Anderson County, Tennessee, the Baldwin Preparation Plant and the 5A mine in Campbell County, Tennessee in the manner presently operated by Seller and as operated by Seller on the mines covered by the Governmental Authorizations. All tangible Assets are located on the Real Property. At the Closing, all Tangible Personal Property shall be located on the Real Property.

3.4 Description Of Owned Real Property.

Part 3.4 lists the Land by conveyance date, legal description, recordation book and page, and grantor. Part 3.4 also includes maps depicting, to Seller’s Knowledge, in all material respects, the Real Property location and the type of estate owned, whether fee, mineral or surface. The maps attached to Part 3.4 also depict the Rail Line.

3.5 Title to Assets; Encumbrances.

(a) Subject to the Permitted Encumbrances, the Seller, or its Affiliates, as the case may be, will have good and marketable title to the Real Property at the Closing free and clear of the claims of all persons claiming under or through Seller, and good and marketable title to the other Assets. Except as set forth on Part 3.5(a), at the Closing, the Seller will have the right to transfer the Assets to the Buyer free and clear of all Encumbrances, other than Permitted Encumbrances.

(b) There are no outstanding options or rights to purchase any Real Property or any interest therein. There is no pending, or to the knowledge of the Seller threatened, dispute relating to boundary lines, ingress and egress, adverse possession, trespass, lack of mining rights or mining related rights, breach of the terms of the applicable agreements, or similar issues with respect to the Real Property. There does not exist as of the date of this Agreement any pending condemnation, eminent domain or similar proceedings. All royalties, rents, overrides or other similar payment obligations related to use of the Real Property or extraction of coal therefrom are set forth on Part 3.5(b). True and complete copies of (A) all deeds, existing title insurance policies and surveys of or pertaining to the Real Property and (B) all instruments, agreements and other documents evidencing, creating or constituting any Real Property Encumbrances have been delivered to Buyer.

(c) Part 3.5(c) describes each Facility (including all preparation plants, rail, barge or truck loading facilities, mine portals and permanent office locations) on the Real Property and references the applicable Real Property on which such improvements are situated. The buildings, improvements, loadout facilities, preparation plants, structures and other fixtures owned or used by Seller and located on the Real Property are in good an operating condition and state of repair, normal wear and tear excepted.

(d) The Real Property includes all rights necessary to conduct mining on the premises as currently permitted under the Governmental Authorizations and as mining has been conducted in the past twenty-four months. The Real Property includes all mining related rights necessary for the mining of the reserves located on the Real Property, including, but not limited to, rights to construct all necessary haul roads, refuse structures, ponds, ditches and other mining related improvements or alterations to the Real Property and the right to wheelage across the subject property. All necessary mining related waivers have been obtained from any owners of surface property.

(e) To the Knowledge of Seller, the maps attached hereto as Part 3.4 accurately depict the location, boundaries and interest (including an indication of whether surface or mineral is owned and including a notation if control of mineral is limited by seam) of the Real Property and the locations of Facilities thereon.

(f) To the Knowledge of Seller, the obligations of Seller with regard to applicable covenants, easements and restrictions against the Real Property have been and are being performed in a proper and timely manner in all material respects.

3.6 Condition of Facilities.

(a) Use of the Real Property for the various purposes for which it is presently being used is permitted as of right under all applicable zoning legal requirements and is not subject to “permitted nonconforming” use or structure classifications. To the Knowledge of Seller, all Improvements are in compliance with all applicable Legal Requirements, including those pertaining to zoning, and building, are in good repair and in good condition, ordinary wear and tear excepted, and are free from latent and patent defects. Except as set forth in Part 3.6(a), no part of any Improvement encroaches on any real property not included in the Real Property, and there are no buildings, structures, fixtures or other improvements primarily situated on adjoining property which encroach on any part of the Land. The Land for each owned Facility abuts on and has direct vehicular access to a public road or has access to a public road via a permanent, irrevocable, appurtenant easement benefiting such Land and comprising a part of the Real Property, is supplied with public or quasi-public utilities and other services appropriate for the operation of the Facilities located thereon and is not located within any flood plain or area subject to wetlands regulation or any similar restriction. There is no existing or proposed plan to modify or realign any street or highway or any existing or proposed eminent domain proceeding that would result in the taking of all or any part of any Facility or that would prevent or hinder the continued use of any Facility as heretofore used in the conduct of the business of Seller and located on the Real Property.

(b) Each item of Tangible Personal Property is in good repair and good operating condition, ordinary wear and tear excepted, is suitable for immediate use in the Ordinary Course of Business. No item of Tangible Personal Property is in need of repair or replacement other than as part of routine maintenance in the Ordinary Course of Business. Except as disclosed in Part 3.6(b), all Tangible Personal Property used in Seller’s business in Anderson County, Tennessee and the 5A mine in Campbell County, Tennessee, is in the possession of Seller and located on the Real Property.

3.7 Compliance With Legal Requirements; Governmental Authorizations.

(a) Except as set forth in Part 3.7(a):

(i) Seller has not received written notice of any violation of any Legal Requirement, nor is the Seller in default with respect to any Order, applicable to the Assets;

(ii) To the Knowledge of Seller, no event has occurred or circumstance exists with respect to the Assets that (with or without notice or lapse of time) (A) may constitute or result in a violation by Seller of, or a failure on the part of Seller to comply with, any Legal Requirement or (B) may give rise to any obligation on the part of Seller to undertake, or to bear all or any portion of the cost of, any remedial action of any nature other than reclamation obligations in the Ordinary Course of Business of Seller and Shareholder; and

(iii) Seller has not received any written notice from any Governmental Body or any other Person with respect to the Assets regarding (A) any actual, alleged, possible or potential material violation of, or material failure to comply with, any Legal Requirement or (B) any actual, alleged, possible or potential obligation on the part of Seller to undertake, or to bear all or any portion of the cost of, any remedial action of any nature other than notices of violation which have been abated in the Ordinary Course of Business.

(b) Part 3.7(b) contains a complete and accurate list of each Governmental Authorization that is held by Seller related to the Assets, Facilities, Improvements, preparation plant and mines on the Real Property, whether such mines are currently active or not, and such Governmental Authorizations are all of the Governmental Authorizations needed to conduct the business currently being conducted on the Real Property and needed to conduct the business operated on the Real Property in the past Twenty-Four (24) months. Each Governmental Authorization listed or required to be listed in Part 3.7(b) is valid and in full force and effect. Except as set forth in Part 3.7(b):

(i) To the Knowledge of Seller, Seller is in material compliance with all of the terms and requirements of each Governmental Authorization identified or required to be identified in Part 3.7(b);

(ii) To the Knowledge of Seller, no event has occurred or circumstance exists that may (with or without notice or lapse of time) (A) constitute or result directly or indirectly in a violation of or a failure to comply with any term or requirement of any Governmental Authorization listed or required to be listed in Part 3.7(b) or (B) result directly or indirectly in the revocation, withdrawal, suspension, cancellation or termination of, or any modification to, any Governmental Authorization listed or required to be listed in Part 3.7(b);

(iii) Seller has not received any written notice or, to the Knowledge of Seller, other communication from any Governmental Body or any other Person regarding (A) any actual, alleged, possible or potential material violation of or failure to comply with any term or requirement of any Governmental Authorization or (B) any actual, proposed, possible or potential revocation, withdrawal, suspension, cancellation, termination of or modification to any Governmental Authorization; and

(iv) All applications required to have been filed for the renewal of the Governmental Authorizations listed or required to be listed in Part 3.7(b) have been duly filed on a timely basis with the appropriate Governmental Bodies, and all other filings required to have been made with respect to such Governmental Authorizations have been duly made on a timely basis with the appropriate Governmental Bodies.

The Governmental Authorizations listed in Part 3.7(b) collectively constitute all of the Governmental Authorizations necessary to permit Seller to lawfully conduct and operate its coal mining business and the preparation plant on the Real Property in the manner in which it currently conducts and operates such business and to permit Seller to own and use the Assets in the manner in which they currently own and use such assets. The Seller has posted and maintained in full force and effect all surety bonds, reclamation bonds, letters of credit and similar instruments required by such Permits, which such amounts and types of collateral are set forth on Part 3.7(b). Part 3.7(b) also includes a description of the permitted property or facility covered by each Governmental Authorization.

3.8 Legal Proceedings; Orders.

(a) Except as set forth in Part 3.8(a), there is no pending or, to Seller’s Knowledge, threatened Proceeding:

(i) by or against Seller that relates to or may affect the Assets; or

(ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the Contemplated Transactions.

To the Knowledge of Seller, no event has occurred or circumstance exists that is reasonably likely to give rise to or serve as a basis for the commencement of any such Proceeding. Seller has delivered to Buyer copies of all pleadings, correspondence and other documents relating to each Proceeding listed in Part 3.8(a). There are no Proceedings listed or required to be listed in Part 3.8(a) that could have a material adverse effect on the business, operations, assets, condition or prospects of Seller or upon the Assets.

(b) Except as set forth in Part 3.8(b):

(i) there is no Order to which Seller is subject with respect to any of the Assets; and

(ii) to the Knowledge of Seller, no officer, director, agent or employee of Seller is subject to any Order that prohibits such officer, director, agent or employee from engaging in or continuing any conduct, activity or practice relating to use of the Assets.

(c) Except as set forth in Part 3.8(c):

(i) Seller is, and, at all times has been in compliance with all of the terms and requirements of each Order to which any of the Assets is or has been subject;

(ii) To the Knowledge of Seller, no event has occurred or circumstance exists that is reasonably likely to constitute or result in (with or without notice or lapse of time) a violation of or failure to comply with any term or requirement of any Order to which Seller or any of the Assets is subject; and

(iii) Seller has not received any written notice or, to the Knowledge of Seller, other communication from any Governmental Body or any other Person regarding any actual, alleged, possible or potential violation of, or failure to comply with, any term or requirement of any Order to which Seller or any of the Assets is or has been subject.

3.9 Contracts; No Defaults.

(a) Part 3.9(a) contains an accurate and complete list and Seller has delivered to Buyer accurate and complete copies, of each Seller Contract.

(b) Except as set forth in Part 3.9(b) with respect to each Seller Contract:

(i) such Seller Contract is in full force and effect and is valid and enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency and other similar laws affecting the enforceability of creditors’ rights generally, general equitable principles and the discretion of courts in granting equitable remedies;

(ii) such Seller Contract is assignable by Seller to Buyer without the consent of any other Person;

(iii) no rights of any other Person will be triggered, accelerated or created pursuant to such Seller Contract because of the Contemplated Transactions, except to the extent waivers of such rights are being obtained by Seller; and

(iv) to the Knowledge of Seller, no such Seller Contract will upon completion or performance thereof have a material adverse affect on the business, assets or condition of Seller or the business to be conducted by Buyer with the Assets.

(c) Except as set forth in Part 3.9(c):

(i) Seller is, and at all times since has been, in material compliance with all applicable terms and requirements of each Seller Contract;

(ii) To the Knowledge of Seller, each other Person that has or had any obligation or liability under any Seller Contract is in material compliance with all applicable terms and requirements of such Contract;

(iii) To the Knowledge of Seller, no event has occurred or circumstance exists that (with or without notice or lapse of time) may contravene, conflict with or result in a Breach of, or give Seller or other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or payment under, or to cancel, terminate or modify, any Seller Contract;

(iv) No event has occurred or circumstance exists under or by virtue of any Seller Contract that (with or without notice or lapse of time) would cause the creation of any Encumbrance affecting any of the Assets; and

(v) Seller has not given to or received from any other Person any written notice or, to the Knowledge of Seller, other communication regarding any actual, alleged, possible or potential violation or Breach of, or default under, any Seller Contract.

(d) Except as disclosed on Part 3.9(d), there are no renegotiations of, attempts to renegotiate or outstanding rights to renegotiate any material amounts paid or payable to Seller under current or completed Seller Contracts with any Person having the contractual or statutory right to demand or require such renegotiation and no such Person has made written demand for such renegotiation.

(e) Each Seller Contract relating to the sale of coal by Seller has been entered into in the Ordinary Course of Business of Seller and has been entered into without the commission of any act alone or in concert with any other Person, or any consideration having been paid or promised, that is or would be in violation of any Legal Requirement.

3.10 Environmental Matters.

Except as disclosed in Part 3.10, to the Knowledge of Seller:

(a) Seller and the Assets are, and at all times has been, in full compliance with, and have not been and are not in violation of or liable under, any Environmental Law. Seller has obtained, has complied with, and are in possession of and in full compliance with all Governmental Authorizations required by any applicable Environmental Laws for the ownership and operation of the Assets, the Facilities, and the Seller’s business. Neither Seller nor any Shareholder has any basis to expect, nor has any of them or any other Person for whose conduct they are or may be held to be responsible received, any actual or threatened order, notice or other communication from (i) any Governmental Body or private citizen acting in the public interest or (ii) the current or prior owner or operator of any Facilities, of any actual or potential violation or failure to comply with any Environmental Law, or of any actual or threatened Environmental, Health and Safety Liabilities with respect to any of the Assets, the operation of the business of Seller, any Facility, or any other property or asset (whether real, personal or mixed) in which Seller has or had an interest, or with respect to any property or Facility at or to which Hazardous Materials were generated, manufactured, refined, transferred, imported, used, released, disposed, or processed by Seller or any other Person for whose conduct they are or may be held responsible, or from which Hazardous Materials has been transported, treated, stored, handled, transferred, disposed, released, recycled or received.

(b) There are no pending or, to the Knowledge of Seller, threatened claims, Encumbrances, or other restrictions of any nature resulting from any Environmental, Health and Safety Liabilities or arising under or pursuant to any Environmental Law with respect to or affecting the Seller’s operation of their business, any Facility or any other property or asset (whether real, personal or mixed) in which Seller has or had an interest.

(c) Neither Seller nor Shareholder has any Knowledge of or any basis to expect, nor has any of them, or any other Person for whose conduct they are or may be held responsible, received, any citation, directive, inquiry, notice, Order, summons, warning or other communication that relates to Hazardous Activity, Hazardous Materials, or any alleged, actual, or potential violation or failure to comply with any Environmental Law, or of any alleged, actual, or potential Environmental, Health and Safety Liabilities with respect to any of the Assets, the operation of the business of Seller, any Facility, or any property or asset (whether real, personal or mixed) in which Seller has or had an interest, or with respect to any property or facility to which Hazardous Materials generated, manufactured, refined, transferred, imported, used, released, disposed, or processed by Seller or any other Person for whose conduct they are or may be held responsible, has been transported, treated, stored, handled, transferred, disposed, released, recycled or received.

(d) Neither Seller nor any other Person for whose conduct they are or may be held responsible have any Environmental, Health and Safety Liabilities with respect to any Facility or, to the Knowledge of Seller, with respect to any other property or asset (whether real, personal or mixed) in which Seller (or any predecessor) has or had an interest or at any property geologically or hydrologically adjacent to any Facility or any such other property or asset.

(e) There are no Hazardous Materials present on or in the Environment at any Facility or at any geologically or hydrologically adjacent property, including any Hazardous Materials contained in barrels, aboveground or underground storage tanks, landfills, land deposits, dumps, equipment (whether movable or fixed) or other containers, either temporary or permanent, and deposited or located in land, water, sumps, or any other part of the Facility or such adjoining property, or incorporated into any structure therein or thereon, except for such Hazardous Materials as are present in the ordinary course of business and in full compliance with all applicable Environmental Laws. Neither Seller nor any Person for whose conduct they are or may be held responsible, or to the Knowledge of Seller, any other Person, has permitted or conducted, or is aware of the conduct of, any Hazardous Activity at, on, in, under, from, or in connection with, any Facility or any other property or assets (whether real, personal or mixed) in which Seller has or had an interest except in full compliance with all applicable Environmental Laws.

(f) There has been no Release or, to the Knowledge of Seller, Threat of Release, of any Hazardous Materials at or from any Facility; any other location where any Hazardous Materials generated, manufactured, refined, transferred, produced, imported, used, or processed by Seller or any other Person for whose conduct they are or may be held responsible, has been transported, treated, stored, handled, transferred, disposed, recycled, or received; or any other property or asset (whether real, personal or mixed) in which Seller has or had an interest, or to the Knowledge of Seller any geologically or hydrologically adjacent property, whether by Seller or any other Person.

(g) Seller has delivered to Buyer true and complete copies and results of any reports, studies, analyses, tests, or monitoring possessed or initiated by Seller pertaining to Hazardous Materials or Hazardous Activities in, on, or under the Facilities, or concerning compliance, by Seller or any other Person for whose conduct it is or may be held responsible, with Environmental Laws.

(h) The Facilities do not contain any waters of the United States, as defined in the Clean Water Act and regulations promulgated thereunder, or similar Legal Requirements, or other especially sensitive or protected areas or species of flora or fauna.

3.11 Solvency.

(a) Seller is not now insolvent nor will be rendered insolvent by any of the Contemplated Transactions. As used in this section, “insolvent” means that the sum of the debts and other probable Liabilities of such Seller exceeds the present fair saleable value of such Seller’s assets.

(b) Immediately after giving effect to the consummation of the Contemplated Transactions: (i) Seller will be able to pay its Liabilities as they become due in the usual course of its business; (ii) Seller will not have unreasonably small capital with which to conduct its present or proposed business; (iii) Seller will have assets (calculated at fair market value) that exceed its Liabilities; and (iv) taking into account all pending and threatened litigation, final judgments against Seller in actions for money damages are not reasonably anticipated to be rendered at a time when, or in amounts such that, Seller will be unable to satisfy any such judgments promptly in accordance with their terms (taking into account the maximum probable amount of such judgments in any such actions and the earliest reasonable time at which such judgments might be rendered) as well as all other obligations of Seller.

3.12 Permit Blocking. Neither the Seller, Shareholder nor any Person “owned or controlled” by the Seller or Shareholder, have been notified by any Governmental Authority administering SMCRA, as amended, or any comparable state statute, that such party is currently (a) ineligible to receive additional surface mining Governmental Authorizations, or (b) under investigation to determine whether its eligibility to receive such Governmental Authorizations should be revoked. As used in this Section 3.12, “owned or controlled” shall be defined as set forth in 30 C.F.R. Section 773.5.

3.13 No Undisclosed Liabilities. Seller does not have Knowledge of any fact that has specific application to Seller (other than general economic or industry conditions) and that may materially adversely affect the assets, business, prospects, financial condition or results of operations of Seller that has not been set forth in this Agreement or the Disclosure Letter.

3.14 Brokers Or Finders.

Except as provided in Part 3.14, neither Seller nor any of its Representatives have incurred any obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payments in connection with the sale of the Assets or the Contemplated Transactions.

3.15 Inventories.

To the Knowledge of Seller, all Coal Inventories consist of a quality usable and saleable, in the Ordinary Course of Business.

3.16 Converse Arrangement.

Attached hereto as Part 3.16 are true and complete copies of all agreements and understandings between Converse and Company, Inc. and Seller or Shareholder with respect to the factoring of receivables under, or as otherwise related to, the Georgia Power Contract.

Converse and Company, Inc. has no right of set off or other claims against Seller or Shareholder that would permit Converse and Company, Inc. to fail to immediately pay Seller for receivables created under the Georgia Power Contract. There are no defaults, events of defaults or other events which, immediately, or upon the passage of time, would create a default, breach or event of default, under the agreements between Seller, Shareholder and Converse and Company, Inc.

3.17 DISCLAIMER OF OTHER REPRESENTATIONS AND WARRANTIES

EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, SELLER, SHAREHOLDER AND BUYER MAKE NO REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, IN RESPECT OF THE ASSETS (INCLUDING ANY EQUIPMENT, OTHER TANGIBLE PERSONAL PROPERTY OR REAL PROPERTY), LIABILITIES OR OPERATIONS, INCLUDING, WITHOUT LIMITATION, REPRESENTATIONS AND WARRANTIES WITH RESPECT TO MERCHANTABILITY, FITNESS FOR ANY PARTICULAR PURPOSE OR PROSPECTS OR OPPORTUNITIES OF THE BUSINESS, OR ASSETS, AND ANY SUCH REPRESENTATIONS OR WARRANTIES ARE HEREBY EXPRESSLY DISCLAIMED.

Article 4 Representations and Warranties of Buyer

Buyer represents and warrants to Seller and Shareholder as follows:

4.1 Organization And Good Standing.

Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and qualified to do business in the State of Tennessee, with full power and authority to conduct its business as it is now conducted.

4.2 Enforceability; Authority; No Conflict.

(a) This Agreement constitutes the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms. Upon the execution and delivery by Buyer of the Assignment and Assumption Agreement, and each other agreement to be executed or delivered by Buyer at Closing (collectively, the “Buyer’s Closing Documents”), each of the Buyer’s Closing Documents will constitute the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its respective terms, subject to applicable bankruptcy, insolvency and other similar laws affecting the enforceability of creditors’ rights generally, general equitable principles and the discretion of courts in granting equitable remedies. Buyer has all requisite corporate power and authority to execute and deliver this Agreement and the Buyer’s Closing Documents and to perform its obligations under this Agreement and the Buyer’s Closing Documents, and such action has been duly authorized by all necessary action by Buyer’s shareholders and board of directors.

(b) Neither the execution and delivery of this Agreement by Buyer nor the consummation or performance of any of the transactions contemplated hereby by Buyer will give any Person the right to prevent, delay or otherwise interfere with any of the Contemplated Transactions pursuant to:

(i) any provision of Buyer’s Governing Documents;

(ii) any resolution adopted by the management of Buyer;

(iii) any Legal Requirement or Order to which Buyer may be subject; or

(iv) any Contract to which Buyer is a party or by which Buyer may be bound.

Buyer is not and will not be required to obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions other than with respect to the permits to be conveyed hereunder and under the Assignment of Permits agreement.

4.3 Certain Proceedings.

There is no pending Proceeding that has been commenced against Buyer and that challenges, or may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the Contemplated Transactions. To Buyer’s Knowledge, no such Proceeding has been threatened.

4.4 Brokers Or Finders.

Neither Buyer nor any of its Representatives have incurred any obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with the Contemplated Transactions for which Seller or Shareholder will be held liable.

4.5 Financing.

The Buyer has obtained a commitment for financing for the entire Purchase Price, on terms and conditions satisfactory to Buyer.

4.6 Payables.

The Payables represent all of the Liabilities due and owing to Premium from Seller. Upon the Closing, there shall be no Liabilities owing to Buyer or Premium pursuant to the Premium Coal Contract.

4.7 Acquisition of Notes and Credit Agreement.

An affiliate of Buyer has entered into binding and enforceable agreements to (i) acquire $30.3 million of 10.5% senior secured notes issued pursuant to the Indenture from Centaurus and (ii) assume all rights and obligations of the lenders from Centaurus pursuant to the Credit Agreement. To Buyer’s Knowledge, no event has occurred or circumstance exists that (with or without notice or lapse of time) may contravene, conflict with or result in a Breach of, or give Buyer’s affiliate, Centaurus or other Person the right to declare a default or exercise any remedy under, or to cancel, terminate or modify, such agreements.

Article 5 Covenants of Seller Prior to Closing

5.1 Required Approvals.

As promptly as practicable after the date of this Agreement, Seller shall make all filings required by Legal Requirements to be made by it in order to consummate the Contemplated Transactions. Seller and Shareholder also shall cooperate with Buyer and its Representatives with respect to all filings that Buyer elects to make or, pursuant to Legal Requirements, shall be required to make in connection with the Contemplated Transactions. Seller and Shareholder also shall cooperate with Buyer and its Representatives in obtaining all Material Consents and other pre-closing contingency deliverables.

5.2 Payment of Liabilities.

Seller shall pay or otherwise satisfy in the Ordinary Course of Business all of its current Liabilities and obligations.

5.3 Conditions.

Seller and Shareholder shall use Best Efforts to cause the conditions in Article 7 and, with respect to those matters which may be satisified prior to Closing, the covenants in Article 10, to be satisfied.

Article 6 Covenants of Buyer Prior to Closing

6.1 Required Approvals.

As promptly as practicable after the date of this Agreement, Buyer shall make, or cause to be made, all filings required by Legal Requirements to be made by it to consummate the Contemplated Transactions, subject to the terms and timing set forth in the Assignment of Permits. Buyer also shall cooperate, and cause its Related Persons to cooperate, with Seller (a) with respect to all filings Seller shall be required by Legal Requirements to make and (b) in obtaining all Consents identified in Part 3.9(b) and other pre-closing contingency deliverables.

6.2 Conditions.

Buyer shall use commercially reasonable efforts to cause the conditions in Article 8 to be satisfied and, with respect to those matters which may be satisified prior to Closing, the covenants in Article 10, to be satisfied.

Article 7 Conditions Precedent to Buyer’s Obligation to Close

Buyer’s obligation to purchase the Assets and to take the other actions required to be taken by Buyer at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Buyer, in whole or in part):

7.1 Accuracy Of Representations.

All of Seller’s and Shareholder’ representations and warranties in this Agreement (considered collectively), and each of the representations and warranties (considered individually), shall have been accurate, and shall be accurate at the Closing, in all material respects as of the time of the Closing (it being understood that, for purposes of determining the accuracy of such representations and warranties, all qualifications based on the word “material” or similar phrases contained in such representations and warranties shall be disregarded).

7.2 Seller’s Performance.

All of the covenants and obligations that Seller and Shareholder are required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of the covenants and obligations (considered individually), shall have been duly performed and complied with in all material respects.

7.3 Release of Encumbrances.

All Encumbrances on the Assets, all of which are described on Part 3.2(b), shall have been released and shall no longer be in effect.

7.4 Additional Documents.

Seller and Shareholder shall have caused the documents and instruments required by Section 2.7(a) and the following documents to be delivered (or tendered subject only to Closing) to Buyer:

(a) An opinion of counsel(s), reasonably acceptable to Buyer, dated the Closing Date, including substantially the following opinions:

(i) The Assets are being conveyed free and clear of all perfected liens and mortgages (other than the Mineral Lease);

(ii) The sale of assets pursuant to the Transaction Documents, along with the sale of the Rail Line, does not constitute a sale of substantially all assets requiring shareholder approval under applicable Florida law;

(iii) Shareholder was incorporated and is validly existing and with active status as a corporation under the laws of the State of Florida;

(iv) Based solely on its Certificate of Existence, Seller is a corporation duly incorporated and validly existing under the laws of the State of Tennessee;

(v) Each of Seller and Shareholder has all requisite corporate power to execute and deliver, and to perform its obligations under, each Transaction Document;

(vi) The execution and delivery by Seller and Shareholder of, and its incurrence and performance of its obligations under, each Transaction Document to which it is party have been duly authorized by all necessary corporate action by or on behalf of each of Seller and Shareholder;

(vii) Each Transaction Document to which Seller or Shareholder is party has been duly executed and delivered by or on behalf of each;

(viii) Each Transaction Document constitutes the legal, valid and binding obligation of each of Seller and Shareholder, as applicable, enforceable against it in accordance with its terms;

(ix) The execution and delivery by each of Seller and Shareholder of, its performance of its obligations under, and its consummation of the other transactions contemplated by, the Transaction Documents to which it is party do not:

(A) violate any provision of the charter or bylaws of Seller or the certificate of incorporation or bylaws of Shareholder;

(B) violate any order, writ, ruling, injunction or decree of any court or governmental or regulatory authority or agency of the State of Tennessee or State of Florida or any arbitral award applicable to either Seller or Shareholder or its subsidiaries of which the opinion giver has knowledge; or

(C) (i) result in a breach of, (ii) constitute a default under (or an event that, with notice or lapse of time or both, would constitute a default), (iii) require any consent under, (iv) result in the acceleration or required prepayment of any indebtedness under, (v) accelerate the performance required by either Seller or Shareholder under, or excuse performance by any Person of any of its obligations under, or (vi) cause a change in the rights of any Person under, the Credit Agreement or the Indenture; and

(x) The instruments of conveyance, transfer and assignment to be delivered by Seller to Buyer are in form legally sufficient to convey to Buyer all right, title and interest of Seller in and to the Assets. Such instruments are in form sufficient for recordation or filing where such is necessary in order to effect such conveyance, transfer and assignment as against third parties;

(b) Lien releases from the holder of each note, mortgage or other encumbrance, dated the Closing Date, releasing any lien or Encumbrance on the Assets, including releases of each mortgage of record and re-conveyances of each deed of trust with respect to each parcel of real property included in the Assets and all necessary consents required for the Mineral Lease including subordination, non-disturbance and atornment agreements, executed by the necessary parties, necessary for the conveyance of the Assets and execution of the Mineral Lease free and clear of Encumbrances; and

(c) Such other documents as Buyer may reasonably request for the purpose of:

(i) evidencing the accuracy of any of Seller’s representations and warranties;

(ii) evidencing the performance by Seller or any Shareholder of, or the compliance by Seller or any Shareholder with, any covenant or obligation required to be performed or complied with by Seller or such Shareholder;

(iii) evidencing the satisfaction of any condition referred to in this Article 7; or

(iv) otherwise facilitating the consummation or performance of any of the Contemplated Transactions.

7.5 No Proceedings. Since the date of this Agreement, there shall not have been commenced or threatened against Buyer, or against any Related Person of Buyer, any Proceeding (a) involving any challenge to, or seeing Damages or other relief in connection with, any of the Contemplated Transactions or (b) that may have the effect of preventing, delaying, making illegal, imposing limitations or conditions on or otherwise interfering with any of the Contemplated Transactions.

7.6 Title Insurance and Appraisal.

Buyer shall have received from Tennessee Valley Title Company, unconditional and binding commitments to issue policies of title insurance with respect to the Real Property, dated the Closing Date, in an aggregate amount equal to the amount of the Purchase Price allocated to the Real Property, deleting all requirements listed in ALTA Schedule B-1, amending the effective date to the date and time of recordation of the deed transferring title to the Real Property to Buyer with no exception for the gap between closing and recordation, attaching all endorsements reasonably required by Buyer and otherwise in form satisfactory to Buyer. Seller shall have delivered to Buyer an appraisal by Marshall Miller of the Assets indicating that their value is equal to, or less than, the full Purchase Price. The legal fees of Tennessee Valley Title Company shall be split by Buyer and Seller and paid at Closing.

Article 8 Conditions Precedent to Seller’s Obligation to Close

Seller’s obligation to sell the Assets and to take the other actions required to be taken by Seller at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Seller in whole or in part):

8.1 Accuracy of Representations.

All of Buyer’s representations and warranties in this Agreement (considered collectively), and each of the representations and warranties (considered individually), shall has been accurate in all material respects as of the date of this Agreement and shall be accurate in all material respects as of the time of the Closing as if then made.

8.2 Acquisition of Notes and Credit Agreement.

An affiliate of Buyer shall have (i) acquired $30.3 million of 10.5% senior secured notes issued pursuant to the Indenture from Centaurus and (ii) assumed all rights and obligations of the lenders from Centaurus pursuant to the Credit Agreement.

8.3 Buyer’s Performance.

All of the covenants and obligations that Buyer is required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of the covenants and obligations (considered individually), shall have been duly performed and complied with in all material respects.

8.4 No Proceedings. Since the date of this Agreement, there shall not have been commenced or threatened against Seller, or against any Related Person of Seller, any Proceeding (a) involving any challenge to, or seeing Damages or other relief in connection with, any of the Contemplated Transactions or (b) that may have the effect of preventing, delaying, making illegal, imposing limitations or conditions on or otherwise interfering with any of the Contemplated Transactions.

Article 9 Termination

9.1 Termination Events. By notice given prior to or at the Closing, subject to Section 9.2, this Agreement may be terminated as follows:

(a) by Buyer if a material Breach of any provision of this Agreement has been committed by Seller or Shareholder and such Breach has not been waived in writing by Buyer;

(b) by Seller if a material Breach of any provision of this Agreement has been committed by Buyer and such Breach has not been waived in writing by Seller;

(c) by mutual consent of Buyer and Seller; or

(d) by Buyer or Seller if the Closing has not occurred on or before April 30, 2010, or such later date as the parties may agree upon, unless the Buyer or Seller, as applicable, is in material Breach of this Agreement.

9.2 Effect Of Termination.

Each party’s right of termination under Section 9.1 is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of such right of termination will not be an election of remedies. If this Agreement is terminated pursuant to Section 9.1, all obligations of the parties under this Agreement will terminate, except that the obligations of the parties in this Section 9.2 will survive, provided, however, that, if this Agreement is terminated because of a Breach of this Agreement by the non-terminating party or because one or more of the conditions to the terminating party’s obligations under this Agreement is not satisfied as a result of the party’s failure to comply with its obligations under this Agreement, the terminating party’s right to pursue all legal remedies will survive such termination unimpaired.

Article 10 Additional Covenants

10.1 Payment Of All Taxes Resulting From Sale Of Assets By Seller.

Buyer and Seller shall each pay in a timely manner all Taxes imposed on them, respectively, resulting from or payable in connection with the sale of the Assets pursuant to this Agreement. Buyer and Seller shall prorate the Property Tax Payment for the Real Property for the fiscal year which includes the Closing Date.

10.2 Reports and Returns.

Seller and Buyer shall each promptly after the Closing prepare and file all reports and returns required of them, respectively, by Legal Requirements relating to the business of Seller or Buyer as conducted or to be conducted using the Assets, to and including the Closing Date.

10.3 Payment Of Other Retained Liabilities.

In addition to payment of Taxes pursuant to Section 10.1, Seller shall pay, or make adequate provision for the payment, in full all of the Liabilities in the Ordinary Course of Business to the extent such Liabilities may impair Buyer’s use or enjoyment of the Assets. If any such Liabilities are not so paid or provided for and Buyer reasonably determines that failure to make any payments will impair Buyer’s use or enjoyment of the Assets, Buyer may, at any time after the Closing Date, elect to make all such payments directly (but shall have no obligation to do so) and obtain from Seller and Shareholder reimbursement of all such payments.

10.4 Assistance in Proceedings.

Seller and Buyer will each use its commercially reasonable efforts to cooperate with the other and its counsel in the contest or defense of any Proceeding involving or relating to (a) any transaction contemplated by this Agreement or (b) any action, activity, circumstance, condition, conduct, event, fact, failure to act, incident, occurrence, plan, practice, situation, status or transaction on or before the Closing Date involving the Assets. Neither Seller nor Buyer shall be required to expend funds in the course of such cooperation.

10.5 Retention Of And Access To Records.

After the Closing Date, Buyer shall retain for a period consistent with Buyer’s record-retention policies and practices those Records of Seller delivered to Buyer. Buyer also shall provide Seller and Shareholder and their Representatives reasonable access thereto, during normal business hours and on at least three days’ prior written notice, to enable them to prepare financial statements or tax returns or deal with tax audits.

10.6 Indebtedness.

Seller and Shareholder shall repay all outstanding indebtedness under the Credit Agreement in connection with the Closing and obtain the release of all Encumbrances securing the indebtedness under the Credit Agreement. As soon as practicable, but in no event more than thirty (30) days following the Closing, Seller and Shareholder shall obtain an amendment to the Indenture and its related documents, as necessary, reducing the First Lien Credit Facility (as defined therein) to a maximum of $3,000,000.00. Buyer covenants that its affiliate, as a “Super-Majority” holder (as defined therein) of the 10.5% senior secured notes issued pursuant to the Indenture, shall cooperate with Seller and Shareholder in connection with their efforts to obtain such amendment, including providing any necessary consents to allow the $3,000,000.00 First Lien Credit Facility to mature on or before December 15, 2011. Until the time such amendment is obtained, Seller and Shareholder jointly agree that they shall not permit any liens or Encumbrances to be created that are senior in priority to the Encumbrances securing the indebtedness under the Indenture. Further, until such time as the indebtedness under the Indenture is repaid in full, refinanced, satisfied, or otherwise extinguished, Seller and Shareholder jointly agree that they shall not permit any liens or Encumbrances to be created other than those permitted by the First Lien Credit Facility or otherwise permitted under the Indenture that are senior in priority to the Encumbrances securing the indebtedness under the Indenture. Buyer may waive its rights under this covenant in its sole discretion.

10.7 Further Assurances.

Subject to the proviso in Section 6.1, the parties shall cooperate reasonably with each other and with their respective Representatives in connection with any steps required to be taken as part of their respective obligations under this Agreement, and shall (a) furnish upon request to each other such further information; (b) execute and deliver to each other such other documents; and (c) do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the Contemplated Transactions.

If there are any Material Consents that have not yet been obtained (or otherwise are not in full force and effect) as of the Closing, in the case of each Seller Contract as to which such Material Consents were not obtained (or otherwise are not in full force and effect) (the “Restricted Material Contracts”), Buyer hereby waives the closing conditions as to any such Material Consent and Seller shall use Best Efforts to obtain the Material Consents.

In such circumstance, neither this Agreement nor the Assignment and Assumption Agreement nor any other document related to the consummation of the Contemplated Transactions shall constitute a sale, assignment, assumption, transfer, conveyance or delivery or an attempted sale, assignment, assumption, transfer, conveyance or delivery of the Restricted Material Contracts, and following the Closing, the Seller shall use Best Efforts to obtain the Material Consent relating to each Restricted Material Contract as quickly as practicable. Pending the obtaining of such Material Consents relating to any Restricted Material Contract, the parties shall cooperate with each other in any reasonable and lawful arrangements designed to (i) provide to Buyer the benefits of use of the Restricted Material Contract for its term (or any right or benefit arising thereunder, including the enforcement for the benefit of Buyer of any and all rights of Sellers against a third party thereunder); (ii) cause the Buyer to bear all costs, obligations and other Liabilities of or under any such Restricted Material Contract, and (iii) cause Converse & Company, Inc. to make all payments normally payable to Seller directly to Buyer and obtain an executed writing from Converse & Company, Inc. to that effect, including a statement by Converse and Company, Inc. that it has no right to set off or otherwise not factor and promptly purchase receivables created under the Georgia Power Contract. Prior to receipt of such letter, Seller shall have no right to obtain payment of the Overriding Royalty if and to the extent Converse and Company, Inc. exercises any right of set-off or otherwise takes action that results in a reduction in amounts to which Buyer is entitled under the Georgia Power Contract, and to the extent payment is received, Seller shall immediately forward all such payment to Buyer. Upon receipt of such letter, and payment to Buyer of all amounts withheld from Buyer by Converse and Company, Inc., Buyer shall refund to Seller an amount equal to the Overriding Royalty arising out of the coal shipments which gave rise to such payments. Once a Material Consent for the sale, assignment, assumption, transfer, conveyance and delivery of a Restricted Material Contract is obtained, Seller shall promptly assign, transfer, convey and deliver such Restricted Material Contract to Buyer, and Buyer shall assume the obligations under such Restricted Material Contract assigned to Buyer from and after the date of assignment to Buyer pursuant to a special-purpose assignment and assumption agreement substantially similar in terms to those of the Assignment and Assumption Agreement (which special-purpose agreement the parties shall prepare, execute and deliver in good faith at the time of such transfer, all at no additional cost to Buyer). Seller shall keep the Georgia Power Contract in full force and effect during its term and not commit any breach thereunder. Seller shall make no amendment to the Georgia Power Contract or the agreement with Converse & Co., Inc., or send correspondence to Georgia Power, without the consent of Buyer, which shall not be unreasonably withheld. Seller shall provide Buyer with copies of all correspondence sent or received concerning the Georgia Power Contract.

If Buyer waives any other condition precedent to its obligation to close, Seller and Shareholder shall continue to use Best Efforts subsequent to Closing to do all things within their power to cause such actions, documents or deliverables to be taken or provided after the Closing. Buyer can waive its conditions precedent in its sole and absolute discretion, and Seller is unconditionally bound to consummate the sale of Assets, only subject to the provisions of Section 2.7(b), Article 8 and Section 9.1(b) and (d).

This covenant survives closing, as do all covenants in Article 10.

10.8 Deliveries. From and after the date of this Agreement, Seller and Shareholder shall use their Best Efforts to cause the following documents to be delivered, before or after the Closing (or tendered subject only to Closing):

(a) an Estoppel Agreement and Easement from the State of Tennessee in form and substance reasonably acceptable to Buyer with the rights thereunder to have been prospectively, partially assigned to Buyer pursuant to the Assignment of Coal Mineral Rights; and

(b) an Assignment of the Georgia Power Contract, with such amendments and waivers from Georgia Power Company as are acceptable to Buyer and executed by Georgia Power Company and the other parties to the Georgia Power Contract. Buyer shall also provide any information requested by Georgia Power and will cooperate in any reasonable way in obtaining the consent of Georgia Power.

10.9 Bankruptcy Provisions.

(a) Seller and Shareholder agree that in the event that Seller or Shareholder becomes a debtor under the United States Bankruptcy Code, each of Seller and Shareholder on behalf of its self and its bankruptcy estate: (i) waives any right that Seller or Shareholder may have under the United States Bankruptcy Code or applicable state law to bring an action against Buyer to seek to (x) avoid the transaction that is the subject of this Agreement and/or (y) avoid and/or recover any asset transferred from Seller to Buyer pursuant to this Agreement; (ii) to the extent that performance remains to be performed under this Agreement, at the election of Buyer, to immediately file a motion with the Bankruptcy court having jurisdiction over the Seller and/or Shareholder to immediately assume this Agreement under the United States Bankruptcy Code and applicable law and to consummate the Contemplated Transactions set forth in this Agreement; and (iii) waives any right that Seller and/or Shareholder may have under the United States Bankruptcy Code and applicable law to seek to reject, breach or terminate this Agreement under the United States Bankruptcy Code and applicable law or to seek to avoid, amend or waive any of the provisions of this Agreement, without the express written consent of Buyer.

(b) Seller and Shareholder acknowledge and agree that the Buyer has provided significant consideration to the Seller and Shareholder under this Agreement and as a consequence, Seller and Shareholder acknowledge and agree that there is adequate and fair consideration for the protections afforded to Buyer in this Agreement.

(c) Seller and Shareholder further acknowledge and agree that Buyer has provided reasonably equivalent value for the Assets conveyed pursuant to the terms of this Agreement and contemplated by the Contemplated Transactions.

Article 11 Indemnification; Remedies

11.1 Survival.

All representations, warranties, covenants and obligations in this Agreement, the Disclosure Letter, the certificates delivered pursuant to Section 2.7 and any other certificate or document delivered pursuant to this Agreement shall survive the Closing and the consummation of the Contemplated Transactions without termination at any time, except that the representations and warranties shall survive for a period of eighteen (18) months, and thereafter (together with any indemnification related thereto) be of no further force or effect whatsoever. The right to indemnification, reimbursement or other remedy based upon such representations, warranties, covenants and obligations shall not be affected by any investigation (including any environmental investigation or assessment) conducted with respect to, or any Knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with any such representation, warranty, covenant or obligation. The waiver of any condition based upon the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification, reimbursement or other remedy based upon such representations, warranties, covenants and obligations.

11.2 Indemnification and Reimbursement By Seller and Shareholder.

Seller and Shareholder, jointly and severally, will indemnify and hold harmless Buyer, and its Representatives, owners, subsidiaries and Related Persons (collectively, the “Buyer Indemnified Persons”), and will reimburse the Buyer Indemnified Persons for any loss, liability, claim, damage, expense (excluding incidental and consequential damages, indirect, punitive or other special damages which are hereby waived), (including costs of investigation and defense and reasonable attorneys’ fees and expenses), or diminution of value whether or not involving a Third-Party Claim (collectively, “Damages”), arising from or in connection with:

(a) any Breach of any representation or warranty made by Seller or any Shareholder in (i) this Agreement (giving effect to the Disclosure Letter as supplemented to account for the events arising after date first set forth above), (ii) the certificates delivered pursuant to Section 2.7 (for this purpose, each such certificate will be deemed to have stated that Seller’s and Shareholder’s representations and warranties in this Agreement fulfill the requirements of Section 7.1 as of the Closing Date as if made on the Closing Date), (iii) any transfer instrument or (iv) any other certificate, document, writing or instrument delivered by Seller or any Shareholder pursuant to this Agreement;

(b) any Breach of any covenant or obligation of Seller or any Shareholder in this Agreement or in any other certificate, document, writing or instrument delivered by Seller or any Shareholder pursuant to this Agreement;

(c) any brokerage or finder’s fees or commissions or similar payments based upon any agreement or understanding made, or alleged to have been made, by any Person with Seller or any Shareholder (or any Person acting on their behalf) in connection with any of the Contemplated Transactions;

(d) any coal shipped, or any services provided by, Seller, in whole or in part, prior to the Closing Date other than the Assumed Liabilities;

(e) any noncompliance with any fraudulent transfer law in respect of the Contemplated Transactions; or

(f) any damages arising out of the encroachment identified on Part 3.6(a).

provided, however, neither Seller nor Shareholder shall have any obligation to indemnify the Buyer Indemnified Persons from and against any Damages until the Buyer Indemnified Persons have suffered Damages by reason of all such indemnifiable causes in excess of a $150,000 aggregate threshold (at which point Seller and/or Shareholder will be obligated to indemnify the Buyer Indemnified Persons from and against all such Damages relating back to the first dollar); provided, further, that the aggregate of such indemnification obligation under this Section 11.2 shall not exceed $3,000,000; provided, further, however, that the deductible and cap shall have no application to Claims or Damages arising out of breaches of covenants, representations with respect to title to the Assets and Encumbrances on the Assets, claims for fraud and damages arising out of the encroachment identified on Part 3.6(a).

11.3 Indemnification And Reimbursement By Buyer.

Buyer will indemnify and hold harmless Seller, and its Representatives, subsidiaries and Related Persons (the “Seller Indemnified Persons”), and will reimburse the Seller Indemnified Persons, for any Damages arising from or in connection with:

(a) any Breach of any representation or warranty made by Buyer in this Agreement or in any certificate, document, writing or instrument delivered by Buyer pursuant to this Agreement;

(b) any Breach of any covenant or obligation of Buyer in this Agreement or in any other certificate, document, writing or instrument delivered by Buyer pursuant to this Agreement;

(c) any Liability arising out of the ownership or operation of the Assets following the Closing Date, including but not limited to the Assumed Liabilities;

(d) any claim by any Person for brokerage or finder’s fees or commissions or similar payments based upon any agreement or understanding alleged to has been made by such Person with Buyer (or any Person acting on Buyer’s behalf) in connection with any of the Contemplated Transactions; or

(e) any Assumed Liabilities.

Buyer shall have no obligation to indemnify the Seller Indemnified Persons from and against any Damages until the Seller Indemnified Persons have suffered Damages by reason of all such indemnifiable causes in excess of a $150,000 aggregate threshold (at which point Buyer will be obligated to indemnify the Buyer Indemnified Persons from and against all such Damages relating back to the first dollar); provided, further, that the aggregate of such indemnification obligation under this Section 11.3 shall not exceed $3,000,000; provided, further, however, that the deductible and cap shall have no application to Claims or Damages arising out of breaches of covenants and claims for fraud.

11.4 Reductions of Indemnity Amounts

After taking into account any costs of collection (including reasonably attorney’s fees) with respect to any amounts collected from any insurer or third party, the amount of any Damages payable hereunder shall be reduced by any insurance proceeds which the Indemnified Person receives with respect to the event or occurrence giving rise to such Damages and shall be reduced by any amounts which the Indemnified Person receives from third parties in connection with Damages for which indemnification is sought under this Agreement. If the Indemnified Person both receives proceeds from any insurance company or third party and receives a payment from the Indemnifying Person, and the sum of such proceeds and payment is in excess of the amount payable with respect to the matter that is the subject of the indemnity, then the Indemnified Person shall promptly refund to the Indemnifying Person the amount of such excess.

11.5 Third-Party Claims.

(a) Promptly after receipt by a Person entitled to indemnity under Section 11.2 or 11.3 (an “Indemnified Person”) of notice of the assertion of a Third-Party Claim against it, such Indemnified Person shall give notice to the Person obligated to indemnify under such Section (an “Indemnifying Person”) of the assertion of such Third-Party Claim, provided that the failure to notify the Indemnifying Person will not relieve the Indemnifying Person of any liability that it may have to any Indemnified Person, except to the extent that the Indemnifying Person demonstrates that the defense of such Third-Party Claim is prejudiced by the Indemnified Person’s failure to give such notice.

(b) If an Indemnified Person gives notice to the Indemnifying Person pursuant to Section 11.5(a) of the assertion of a Third-Party Claim, the Indemnifying Person shall be entitled to participate in the defense of such Third-Party Claim and, to the extent that it wishes (unless (i) the Indemnifying Person is also a Person against whom the Third-Party Claim is made and the Indemnified Person determines in good faith that joint representation would be inappropriate or (ii) the Indemnifying Person fails to provide reasonable assurance to the Indemnified Person of its financial capacity to defend such Third-Party Claim and provide indemnification with respect to such Third-Party Claim), to assume the defense of such Third-Party Claim with counsel reasonably satisfactory to the Indemnified Person. After notice from the Indemnifying Person to the Indemnified Person of its election to assume the defense of such Third-Party Claim, the Indemnifying Person shall not, so long as it diligently conducts such defense, be liable to the Indemnified Person under this Article 11 for any fees of other counsel or any other expenses with respect to the defense of such Third-Party Claim, in each case subsequently incurred by the Indemnified Person in connection with the defense of such Third-Party Claim, other than reasonable costs of investigation. If the Indemnifying Person assumes the defense of a Third-Party Claim, (i) such assumption will conclusively establish for purposes of this Agreement that the claims made in that Third-Party Claim are within the scope of and subject to indemnification, and (ii) no compromise or settlement of such Third-Party Claims may be effected by the Indemnifying Person without the Indemnified Person’s Consent unless (A) there is no finding or admission of any violation of Legal Requirement or any violation of the rights of any Person; (B) the sole relief provided is monetary damages that are paid in full by the Indemnifying Person; and (C) the Indemnified Person shall have no liability with respect to any compromise or settlement of such Third-Party Claims effected without its Consent. If notice is given to an Indemnifying Person of the assertion of any Third-Party Claim and the Indemnifying Person does not, within ten (10) days after the Indemnified Person’s notice is given, give notice to the Indemnified Person of its election to assume the defense of such Third-Party Claim, the Indemnifying Person will be bound by any determination made in such Third-Party Claim or any compromise or settlement effected by the Indemnified Person.

(c) Notwithstanding the foregoing, if an Indemnified Person determines in good faith that there is a reasonable probability that a Third-Party Claim may adversely affect it or its Related Persons other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the Indemnified Person may, by notice to the Indemnifying Person, assume the exclusive right to defend, compromise or settle such Third-Party Claim, but the Indemnifying Person will not be bound by any determination of any Third-Party Claim so defended for the purposes of this Agreement or any compromise or settlement effected without its Consent (which may not be unreasonably withheld).

(d) Notwithstanding the provisions of Section 12.3, the parties hereby consent to the nonexclusive jurisdiction of any court in which a Proceeding in respect of a Third-Party Claim is brought against any Indemnified Person for purposes of any claim that a Indemnified Person may have under this Agreement with respect to such Proceeding or the matters alleged therein and agree that process may be served on the parties with respect to such a claim anywhere in the world.

(e) With respect to any Third-Party Claim subject to indemnification under this Article 11: (i) both the Indemnified Person and the Indemnifying Person, as the case may be, shall keep the other Person fully informed of the status of such Third-Party Claim and any related Proceedings at all stages thereof where such Person is not represented by its own counsel, and (ii) the parties agree (each at its own expense) to render to each other such assistance as they may reasonably require of each other and to cooperate in good faith with each other in order to ensure the proper and adequate defense of any Third-Party Claim.

(f) With respect to any Third-Party Claim subject to indemnification under this Article 11, the parties agree to cooperate in such a manner as to preserve in full (to the extent possible) the confidentiality of all confidential information and the attorney-client and work-product privileges. In connection therewith, each party agrees that: (i) it will use its Best Efforts, in respect of any Third-Party Claim in which it has assumed or participated in the defense, to avoid production of confidential information (consistent with applicable law and rules of procedure), and (ii) all communications between any party hereto and counsel responsible for or participating in the defense of any Third-Party Claim shall, to the extent possible, be made so as to preserve any applicable attorney-client or work-product privilege.

11.6 Other Claims.

A claim for indemnification for any matter not involving a Third-Party Claim may be asserted by notice to the party from whom indemnification is sought and shall be paid promptly after such notice.

11.7 Indemnification In Case Of Strict Liability Or Indemnitee Negligence.

THE INDEMNIFICATION PROVISIONS IN THIS Article 11 SHALL BE ENFORCEABLE REGARDLESS OF WHETHER THE LIABILITY IS BASED UPON PAST, PRESENT OR FUTURE ACTS, CLAIMS OR LEGAL REQUIREMENTS (INCLUDING ANY PAST, PRESENT OR FUTURE BULK SALES LAW, ENVIRONMENTAL LAW, FRAUDULENT TRANSFER ACT, OCCUPATIONAL SAFETY AND HEALTH LAW OR PRODUCTS LIABILITY, SECURITIES OR OTHER LEGAL REQUIREMENT) AND REGARDLESS OF WHETHER ANY PERSON (INCLUDING THE PERSON FROM WHOM INDEMNIFICATION IS SOUGHT) ALLEGES OR PROVES THE SOLE, CONCURRENT, CONTRIBUTORY OR COMPARATIVE NEGLIGENCE OF THE PERSON SEEKING INDEMNIFICATION OR THE SOLE OR CONCURRENT STRICT LIABILITY IMPOSED UPON THE PERSON SEEKING INDEMNIFICATION.

11.8 Tax Treatment of Payment.

Any payment made by Buyer or Seller pursuant to this Article 11 will be treated as an adjustment to the Purchase Price for all Tax purposes.

Article 12 General Provisions

12.1 Expenses.

Except as otherwise provided in this Agreement, each party to this Agreement will bear its respective fees and expenses incurred in connection with the preparation, negotiation, execution and performance of this Agreement and the Contemplated Transactions, including all fees and expense of its Representatives. Buyer will pay the premium on any title insurance policy to the title insurer it selects to provide any title commitments and/or title policy, including premiums (including premiums for endorsements), with respect to the Real Property. If this Agreement is terminated, the obligation of each party to pay its own fees and expenses will be subject to any rights of such party arising from a Breach of this Agreement by another party. All other payments to Tennessee Valley Title Company shall be split by Buyer and Seller.

12.2 Notices.

All notices, Consents, waivers and other communications required or permitted by this Agreement shall be in writing and shall be deemed given to a party when (a) delivered to the appropriate address by hand or by nationally recognized overnight courier service (costs prepaid); (b) sent by email or facsimile with confirmation of transmission by the transmitting equipment; or (c) received or rejected by the addressee, if sent by certified mail, return receipt requested, in each case to the following addresses, facsimile numbers or e-mail addresses and marked to the attention of the person (by name or title) designated below (or to such other address, facsimile number, e-mail address or person as a party may designate by notice to the other parties):

Seller and Shareholder:

National Coal Corp.

8915 George Williams Road

Knoxville, TN 37923

Attn: Daniel A. Roling, President and CEO

Fax no.: 865-691-9982

E-mail address: droling@nationalcoal.com

with mandatory copies to:

Stubbs, Alderton & Markiles, LLP

15260 Ventura Blvd., 20th Fl

Sherman Oaks, CA 92401

Attention: John McIlvery, Esq.

Fax no.: 818-444-6302

E-mail address: jmcilvery@biztechlaw.com

and

National Coal Corp.

8915 George Williams Road

Knoxville, TN 37923

Attn: Tim Jones, Corporate Counsel

Fax no.: 865-691-9982

E-mail address: tjones@nationalcoal.com

Buyer:

Ranger Energy Investments, LLC

c/o James C. Justice Companies, Inc.

106 Lockheed Dr.

PO Box 20178

Beaver, WV 25813

Attention: James C. Justice

Fax no.: 304-255-3865

E-mail address:

with a mandatory copy to:

Frost Brown Todd LLC

Lexington Financial Center

250 West Main Street, Suite 2800

Lexington, KY 40507-1749

Attention: Paul Sullivan, Esq.

Fax no.: 859-231-0011

E-mail address: psullivan@fbtlaw.com

12.3 Jurisdiction; Service Of Process.

Any Proceeding arising out of or relating to this Agreement or any Contemplated Transaction may be brought in the Delaware Chancery Courts and each of the parties irrevocably submits to the non-exclusive jurisdiction of each such court in any such Proceeding, waives any objection it may now or hereafter have to venue or to convenience of forum, agrees that all claims in respect of the Proceeding shall be heard and determined only in any such court and agrees not to bring any Proceeding arising out of or relating to this Agreement or any Contemplated Transaction in any other court. The parties agree that either or both of them may file a copy of this Section with any court as written evidence of the knowing, voluntary and bargained agreement between the parties irrevocably to waive any objections to venue or to convenience of forum. Process in any Proceeding referred to in the first sentence of this section may be served on any party anywhere in the world.

12.4 Enforcement of Agreement.

Seller and Shareholder acknowledge and agree that Buyer would be irreparably damaged if any of the provisions of this Agreement are not performed in accordance with their specific terms and that any Breach of this Agreement by Seller or Shareholder could not be adequately compensated in all cases by monetary damages alone. Accordingly, in addition to any other right or remedy to which Buyer may be entitled, at law or in equity, it shall be entitled to enforce any provision of this Agreement by a decree of specific performance and to temporary, preliminary and permanent injunctive relief to prevent Breaches or threatened Breaches of any of the provisions of this Agreement, without posting any bond or other undertaking.

12.5 Waiver; Remedies Cumulative.

The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither any failure nor any delay by any party in exercising any right, power or privilege under this Agreement or any of the documents referred to in this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement or any of the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of that party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

12.6 Entire Agreement and Modification.

This Agreement supersedes all prior agreements, whether written or oral, between the parties and between the parties and their affiliates and owners with respect to its subject matter (including any letter of intent and any confidentiality agreement between Buyer and Seller) and constitutes (along with the Disclosure Letter, Exhibits and other documents delivered pursuant to this Agreement) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This Agreement may not be amended, supplemented, or otherwise modified except by a written agreement executed by the party to be charged with the amendment.

12.7 Disclosure Letter.

The information in the Disclosure Letter constitutes (i) exceptions to particular representations, warranties, covenants and obligations of Seller and Shareholder as set forth in this Agreement or (ii) descriptions or lists of assets and liabilities and other items referred to in this Agreement. If there is any inconsistency between the statements in this Agreement and those in the Disclosure Letter (other than an exception expressly set forth as such in the Disclosure Letter with respect to a specifically identified representation or warranty), the statements in this Agreement will control. The statements in the Disclosure Letter, and those in any supplement thereto, relate only to the provisions in the Section of this Agreement to which they expressly relate and not to any other provision in this Agreement

12.8 Assignments, Successors and No Third-Party Rights.

No party may assign any of its rights or delegate any of its obligations under this Agreement without the prior written consent of the other parties, except that Buyer may assign any of its rights and delegate any of its obligations under this Agreement to any Subsidiary of Buyer and may collaterally assign its rights hereunder to any financial institution providing financing in connection with the Contemplated Transactions. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon and inure to the benefit of the successors and permitted assigns of the parties. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement, the Buyer Indemnified Persons and the Seller Indemnified Persons any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement, except such rights as shall inure to a successor or permitted assignee pursuant to this Section 12.8.

12.9 Severability.

If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, illegal, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions set forth herein shall remain in full force and effect and shall in no way be affected, impaired or invalidated, and the parties hereto shall use their commercially reasonable efforts to find and employ an alternative means to achieve the same or substantially the same result as that contemplated by such term, provision, covenant or restriction. It is hereby stipulated and declared to be the intention of the parties that they would have executed the remaining terms, provisions, covenants and restrictions without including any of such that may be hereafter declared invalid, illegal, void or unenforceable.

12.10 Construction.

The headings of Articles and Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to “Articles,” “Sections” and “Parts” refer to the corresponding Articles, Sections and Parts of this Agreement and the Disclosure Letter.

12.11 Time of Essence.

With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

12.12 Governing Law.

This Agreement will be governed by and construed under the laws of the State of Delaware without regard to conflicts-of-laws principles that would require the application of any other law.

12.13 Execution of Agreement.

This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement. The exchange of copies of this Agreement and of signature pages by facsimile transmission shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes. Signatures of the parties transmitted by facsimile shall be deemed to be their original signatures for all purposes.

12.14 Shareholder Obligations.

The liability of Shareholder hereunder shall be joint and several with Seller. Where in this Agreement provision is made for any action to be taken or not taken by Seller, Shareholder undertakes to cause Seller to take or not take such action, as the case may be. Without limiting the generality of the foregoing, Shareholder shall be jointly and severally liable with Seller for the indemnities set forth in Article 11.

12.15 Risk of Loss. The risk of Loss or damage or destruction to any of the Assets to be transferred to Buyer hereunder from fire or other casualty or cause, shall be borne by Seller at all times prior to the Closing.

12.16 Attorneys Fees. If any breach occurs under this Agreement, and this Agreement, then the non-prevailing party in any litigation arising therefrom shall pay to the prevailing party its reasonable attorney fees and legal costs incurred in enforcing or attempting to enforce this Agreement or enforcing its rights hereunder, to the fullest extent allowed by the laws of the State of Delaware.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

Buyer:

RANGER ENERGY INVESTMENTS, LLC

By:	/s/ Stephen W. Ball
Name:	Stephen W. Ball
Title:	President

Shareholder:

NATIONAL COAL CORP.

By:	/s/ Daniel A. Roling
Name:	Daniel A. Roling
Title:	President & CEO

Seller:

NATIONAL COAL CORPORATION

By:	/s/ Daniel A. Roling
Name:	Daniel A. Roling
Title:	President & CEO

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